Exhibit 99.1

Public Storage to Acquire Public Storage Canada in Strategic Entry into Major Canadian Markets

Strategic acquisition of 3rd largest self-storage platform in Canada expected to create long-term internal and external growth opportunities

Transaction valued at $1.2 billion and primarily funded with Public Storage Operating Partnership Units (“OPUs”)

Acquisition to provide attractive going-in NOI yield in the high-5’s, significant operational upside on 83% occupied portfolio, and double-digit IRR potential

FRISCO, Texas — (BUSINESS WIRE) — Public Storage (NYSE: PSA) (“Public Storage” or the “Company”), the largest owner of self-storage facilities, today announced that its operating partnership, Public Storage OP, L.P. (“Public Storage OP”), and Public Storage Operating Company (“PSOC”) have entered into an agreement to acquire Public Storage Canada (“PS Canada”) in a transaction valued at approximately $1.2 billion USD ($1.67 billion CAD). The PS Canada platform was built by industry visionary and Public Storage founder Wayne Hughes and has been independently owned and operated by the Hughes family under the Public Storage Brand for decades. The acquisition is expected to expand Public Storage’s platform in major Canadian markets with long-term growth driven by high household incomes, strong relative population growth, and low supply per capita compared to the U.S.

Under the terms of the transaction, PSOC will pay consideration worth approximately $1.2 billion at closing, consisting of approximately $889 million of Public Storage OP units (2.76 million OPUs, valuing each such unit at $321.98 per unit) and approximately $310 million in cash, subject to customary purchase price adjustments. The transaction will also include an opportunity for the sellers to receive earn-out consideration of up to $288 million in Public Storage OP units priced at $375 per unit, contingent on the achievement of certain NOI performance targets. All values are represented in USD. The transaction was entered into with Tamara Hughes Gustavson and family pursuant to the Company’s existing Right-of-First-Offer (“ROFO”) and Right-of-First-Refusal (“ROFR”), providing attractive pricing due to off-market purchase.

Strategic Rationale

Public Storage believes the acquisition offers compelling strategic benefits, including:

•	gaining exposure to a growing Canadian self-storage industry with low supply ratios;

•	revenue and operational upside through the PS NextTM operating platform;

•	a platform opportunity in major Canadian markets, including expanded acquisition, new development, expansion, and lending opportunities;

•	an existing Public Storage®-branded portfolio that reduces upfront capital expenditures and minimizes customer disruption; and

•	allows for low-cost CAD-denominated borrowing to fund recently announced external growth.

Portfolio Highlights

The portfolio consists of 68 properties totaling 5.3M square feet. PS Canada had Q1 2026 same-store occupancy of 83.1% with same store rents of $23.24 (USD) per occupied square foot. The portfolio is located in the key Canadian markets of Toronto, Vancouver, Montreal, Calgary, and Ottawa. These markets benefit from low supply per capita (well below the U.S. average) and the portfolio features robust 3-mile trade area populations and household incomes.

Financial Highlights

Public Storage expects the acquisition to provide:

•	an attractive going-in NOI yield in the high-5’s;

•

high-single-digit compounding NOI growth near-term as synergies and operational upside are realized, driven by implementation of the PS NextTM operating platform with key areas of focus on customer experience, rental revenue, operating expense efficiencies, and tenant reinsurance;

•	accretive to long-term portfolio IRR, NOI growth, and FFO per share growth given attractive basis and cash flow upside; and

•	leverage-neutral OP unit funding that retains balance sheet strength for future opportunities;

The transaction is expected to close in the second half of 2026, subject to the satisfaction of customary closing conditions.

Tom Boyle, CEO said, “The acquisition of PS Canada represents a strategic opportunity to expand the Public Storage platform into major Canadian markets with attractive long-term fundamentals. This portfolio includes high-quality real estate in key markets, carries the Public Storage brand, and offers meaningful upside through our PS NextTM operating platform. Together with our previously announced National Storage Affiliates Trust transaction, this acquisition demonstrates the momentum of our value creation engine and the opportunity to deploy capital into highly strategic external growth opportunities. We are grateful to Tamara Hughes Gustavson and family for the opportunity to acquire this exceptional portfolio, which was thoughtfully built and operated for many decades. We are humbled by their continued confidence in the Company through a meaningful further investment as part of this transaction.”

Advisors

Scotiabank is serving as the financial advisor to Public Storage. Wachtell, Lipton, Rosen & Katz and Torys LLP are serving as legal advisors and Kekst CNC is serving as strategic communications advisor to Public Storage. Eastdil Secured is serving as financial advisor and Allen Matkins Leck Gamble Mallory & Natsis LLP and Osler, Hoskin & Harcourt LLP are serving as legal advisors to the sellers.

About Public Storage

Public Storage, a member of the S&P 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At March 31, 2026, the Company: (i) owned and/or operated 3,546 self-storage facilities located in 40 states with approximately 259 million net rentable square feet in the United States and (ii) owned a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels: SHUR), which owned 333 self-storage facilities located in seven Western European countries with approximately 19 million net rentable square feet operated under the Shurgard® brand. Public Storage is headquartered in Frisco, Texas.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this communication, other than statements of historical fact, are forward-looking statements, which may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause actual events to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to, risks relating to the Transaction, including the ability to realize the anticipated benefits of the Transaction and the parties’ ability to satisfy the closing conditions to consummating the Transaction, including required regulatory approvals, and complete the Transaction on the proposed terms or on the anticipated timeline, if at all. Additional factors that could affect future results of the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2026, in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed with the SEC on April 27, 2026, and in the Company’s other filings with the SEC. Public Storage does not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.